EX-99.B(h)mhssacom

                                    EXHIBIT B
                                  COMPENSATION


Class A Shares

An amount payable on the first day of each month of $1.3125 for each account of the Company which was in existence during any portion of the immediately preceding month and, in addition, to pay to the Agent the sum of $0.30 for each account for which, during such month, a record date was established for payment of a dividend, in cash or otherwise (which term includes a distribution), irrespective of whether such dividend was payable in that month or later or was payable directly or was to be reinvested.


Class B Shares

An amount payable on the first day of each month of $1.3125 for each account of the Company which was in existence during any portion of the immediately preceding month and, in addition, to pay to the Agent the sum of $0.30 for each account for which, during such month, a record date was established for payment of a dividend, in cash or otherwise (which term includes a distribution), irrespective of whether such dividend was payable in that month or later or was payable directly or was to be reinvested.

Class C Shares

An amount payable on the first day of each month of $1.3125 for each account of the Company which was in existence during any portion of the immediately preceding month and, in addition, to pay to the Agent the sum of $0.30 for each account for which, during such month, a record date was established for payment of a dividend, in cash or otherwise (which term includes a distribution), irrespective of whether such dividend was payable in that month or later or was payable directly or was to be reinvested.

Class Y Shares

An amount payable on the first day of each month equal to 1/12 of .15 of 1% of the average daily net assets of the Class for the preceding month.